Exhibit 15
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated October 27, 2011 on our review of interim financial information of Raytheon Company and its subsidiaries (the Company) for the three and nine month periods ended October 2, 2011 and September 26, 2010 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2011 is incorporated by reference in its Registration Statements on Form S-3 (File Nos. 333-170196; 333-154677; 333-71974; 333-58474; and 333-82529) and Form S-8 (File Nos. 333-124690; 333-56117; 333-52536; 333-64168; 333-45629; and 333-168415).
Very truly yours,
/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 27, 2011